Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

December 19, 2025

Onconetix, Inc.

201 E. Fifth Street, Suite 1900

Cincinnati, OH 45202

Re: Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Onconetix, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 3, 2025 and amended on December 19, 2025 (as amended, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”) Registration No. 333- 291256. The Registration Statement relates to the registration by the Company for resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of 29,778,195 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), consisting of:

●	up to 20,039,930 shares of Common Stock, which represents 150% of the aggregate number of shares of Common Stock issuable upon the conversion or exercise, as applicable, of the 16,325 shares of Series D preferred stock (the “Series D Preferred Stock”) and warrants to purchase 4,362,827 shares of Common Stock (the “Series D Warrants”) issued to institutional investors in a private placement transaction, which closed on September 22, 2025;

●	up to 9,496,751 shares of Common Stock, which represents 150% of the aggregate number of shares of Common Stock issuable upon the conversion or exercise, as applicable, of the 7,813 shares of Series E preferred stock (the “Series E Preferred Stock”) and warrants to purchase 2,025,223 shares of Common Stock (the “Series E Warrants”) issued to institutional investors in a private placement transaction, which closed on October 2, 2025; and

●	241,514 shares of Common Stock (the “Altos Shares”) issued to Altos Venture AG in connection with a Share Exchange Agreement, dated December 15, 2023, among the Company, Proteomedix AG, Altos and other sellers named therein.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In connection with this opinion, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.

With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) upon due conversion or exercise of the Series D Preferred Stock and the Series D Warrants, in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered, the shares of Common Stock issued upon such conversion of the Series D Preferred Stock and exercise of the Series D Warrants will be duly and validly issued, fully paid and non-assessable, (ii) upon due conversion or exercise of the Series E Preferred Stock and the Series E Warrants, in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered, the shares of Common Stock issued upon such conversion of the Series E Preferred Stock and exercise of the Series E Warrants will be duly and validly issued, fully paid and non-assessable, and (iii) the Altos Shares have been duly and validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP